Exhibit 99.1(j)

                    MUTUAL OF AMERICA INVESTMENT CORPORATION

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                            ARTICLES OF INCORPORATION

      Mutual of America Investment Corporation, a Maryland corporation (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that, pursuant to authority vested in the Board of Directors of the Corporation by Article V, including Section 5.1, of the Articles of Incorporation of the Corporation (the Articles) and resolutions duly adopted by the Board of Directors at its meeting held November 7, 2002, the Board of Directors has :

      FIRST: Increased the total number of shares of capital stock of all classes that the Corporation has authority to issue to three billion five hundred million (3,500,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of thirty five million dollars ($35,000,000).

      SECOND: Increased the authorized shares allocated to the Equity Index Fund by 50 million, to the Mid-Cap Equity Index Fund by 25 million, to the Bond Fund by 25 million, and to the Mid-Term Bond Fund by 50 million, which shares have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such class shares previously allocated to the Funds, so that the total number of authorized shares allocated to these Funds is as follows:

           Equity Index Fund              -     325 million shares
           Mid-Cap Equity Index Fund      -     175 million shares
           Bond Fund                      -     450 million shares
           Mid-Term Bond Fund             -     125 million shares

      THIRD: Duly designated the additional classes of shares listed below (the "Asset Allocation Funds") and allocated authorized common stock to such classes as follows, which shares shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section
5.3 of Article V of the Articles:

     Asset Allocation Growth Fund                    -   100 million shares
     Asset Allocation Growth and Income Fund         -   100 million shares
     Asset Allocation Income Fund                    -   100 million shares

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      FOURTH:  Allocated such  additional  shares of common stock of each of the
Asset Allocation Funds, with the same relative preferences and other rights as then outstanding shares of such classes as set forth in Section 5.3 of the Articles, as are necessary from time to time to permit the issuance of shares required on a daily basis in the operation of the Asset Allocation Funds, and authorized the officers of the Corporation to specify the amount of such additional shares as needed, with a report thereon at the next regularly scheduled meeting of the Board of Directors.


      IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of her knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

  Dated:  February 11, 2003

                                           MUTUAL OF AMERICA
                                           INVESTMENT CORPORATION

                                           /s/ Dolores J. Morrissey
  Attest:                                  -------------------------------------
                                           Dolores J. Morrissey, President & CEO

  /s/ Deborah S. Becker
  --------------------------------
    Deborah S. Becker, Secretary


  (seal)